Exhibit 99.1
ELIGARD® SIX-MONTH FORMULATION SUCCESSFULLY COMPLETES
EUROPEAN APPROVAL PROCEDURE

For Immediate Release	August 31, 2007
VANCOUVER, CANADA — QLT USA, Inc., a subsidiary of QLT Inc. (NASDAQ: QLTI; TSX: QLT), announced today that the European approval procedure for the Eligard® 45 mg six-month formulation was successfully completed. Launch of this formulation in 23 European countries is expected to follow the implementation of this positive decision in each of the individual countries. The 6-month formulation was launched in Germany in March 2007 following its approval in December 2006. Eligard is already approved in Germany and other European countries for the one-month (7.5 mg) and three-month (22.5 mg) formulations.
“The six-month formulation provides physicians with a new convenient option for patients with prostate cancer,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “Eligard sales have been strong recently and we believe that this new approval will help contribute to future product growth.”
Through the first six months of 2007, Eligard worldwide sales have been approximately US$86.4 million. Based on the strong trend in Eligard sales during the first half of the year in July the Company raised it annual guidance on Eligard sales to project a range of US$160 million to US$180 million, an increase over previously announced guidance of US$140 million to US$160 million.
About Eligard
Eligard, a palliative treatment for advanced prostate cancer, incorporates a luteinizing hormone-releasing hormone agonist, or LHRH agonist, known as leuprolide acetate with QLT USA’s proprietary Atrigel® Delivery System. The Atrigel technology allows for sustained delivery of leuprolide acetate for periods ranging from one to six months.
Eligard works by lowering the levels of testosterone in the body, which may result in a reduction of symptoms related to the disease. Sustained levels of leuprolide decrease testosterone levels to suppress tumor growth in patients with hormone-responsive prostate cancer. The liquid Eligard products are injected subcutaneously with a small gauge needle, forming a solid implant in the body that slowly releases leuprolide as the implant is bioabsorbed.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of the Securities Act (Ontario). Such statements include, but are not limited to, the statement with respect to our belief that the successful completion of the European approval procedure will contribute to future product growth, our expectations as to the launch of the six-month formulation in 23 other European countries, the statement projecting Eligard annual sales, and statements containing words such as “expects,” “believes,” “potential” and similar expressions that do not relate to historical matters. These forward-looking statements are only predictions which involve known and unknown risks, uncertainties and other factors that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: the risk that Astellas may be unsuccessful in its efforts to market the six-month formulation of Eligard; the anticipated market potential for Eligard may not be realized; the outcome of the appeal in German patent litigation commenced by Takeda Chemical Industries Ltd. and Wako Pure Chemical Industries, Ltd. against Astellas and Medigene in Germany with respect to Eligard may be unfavorable and could result in QLT USA, Inc. being required to pay financial damages which could be substantial; and other risk factors which are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q, Registration Statement on Form S-4 and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.